Exhibit 99.B(h)(2)

AMENDED AND RESTATED ADMINISTRATIVE SERVICES AGREEMENT

THIS AGREEMENT is entered into as of the 19th day of November, 2003, as amended and restated on November 30, 2008, by and between ING PARTNERS, INC., a Maryland corporation (the “Company”), on behalf of each of its series listed on Schedule A, and ING FUNDS SERVICES, LLC, a Delaware corporation (the “Administrator”), with respect to the following recital of facts:

R E C I T A L

WHEREAS, the Company is registered as an open-end diversified management investment company under the Investment Company Act of 1940 (the “1940 Act”); and

WHEREAS, the Administrator engages in the business of acting as an administrator of investment companies; and

WHEREAS, the Company has established the separate series listed on the attached Schedule A and the Company may, from time to time, offer shares representing interests in one or more additional series (each a “Series,” collectively the “Series”); and

WHEREAS, the Company, on behalf of each of its Series, and the Administrator desire to enter into an agreement to provide for administrative services for the Series on the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

I.              APPOINTMENT AND OBLIGATIONS OF THE ADMINISTRATOR

The Administrator is hereby appointed to serve as the administrator to the Series of the Company set forth on the attached Schedule A, to provide the administrative services described herein and assume the obligations set forth in Section II, subject to the terms of this Agreement and the control of the Company’s Board of Directors (the “Board”).  The Administrator shall, for all purposes herein, be deemed an independent contractor and shall have, unless otherwise expressly provided or authorized, no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company or its Series.

In the event the Company establishes and designates additional series with respect to which it desires to retain the Administrator to render administrative services hereunder, it shall notify the Administrator in writing.  If the Administrator is willing to render such services, it shall notify the Trust in writing, whereupon such additional series shall become a Series hereunder.

II.            DUTIES OF THE ADMINISTRATOR

In carrying out the terms of this Agreement, the Administrator shall:

A.            provide office space, equipment and facilities (which may belong to the Administrator or its affiliates) for maintaining the Company’s organization, for meetings of the Company’s Board of Directors and shareholders, and for performing administrative services hereunder;

B.            supervise and manage all aspects of the Company’s operations (other than investment advisory activities), and supervise relations with, and monitor the performance of, custodians, depositories, transfer and pricing agents, accountants, attorneys, underwriters, brokers and dealers, insurers and other persons in any capacity deemed to be necessary and desirable by the Board;

C.            determine and arrange for the publication of the net asset value of the shares of each Series;

D.            provide non-investment related statistical and research data and such other reports, evaluations and information as the Series may request from time to time;

E.             provide internal clerical, accounting and legal services, and stationery and office supplies;

F.             prepare, amend, and update (with the advice of the Company’s counsel) the Company’s Registration Statement on Form N-1A and state Blue Sky filings, and prepare any necessary proxy statements and all annual and semi-annual reports to shareholders;

G.            arrange for the printing and mailing (at the expense of the Company or affected Series) of proxy statements and other reports or other materials provided to shareholders;

H.            prepare for execution and file each Series’ federal and state tax returns and required tax filings other than those required to be made by the Series’ custodian and transfer agent;

I.              maintain the Company’s existence, and during such times as the shares of the Series are publicly offered, maintain the registration and qualification of the shares under federal and state law;

J.             keep and maintain the financial accounts and records of the Company;

K.            develop and implement, if appropriate, management or shareholder services designed to enhance the convenience of investing in the Series;

L.             provide the Board on a regular basis with reports and analyses of the Series’ operations and the operations of comparable investment companies;

M.           respond to inquiries from shareholders or participants of employee benefit plans (for which the Administrator or any affiliate provides recordkeeping) relating to the Series, concerning, among other things, exchanges among Series, refer any such inquiries to the Company’s officers or the Series’ transfer agent;

N.            provide recordkeeping services; and

O.            provide such information as may be reasonably requested by a shareholder representative of or a participant in an employee benefit plan to comply with applicable federal or state laws.

III.           REPRESENTATIONS AND WARRANTIES

A.            REPRESENTATIONS AND WARRANTIES OF THE ADMINISTRATOR

The Administrator hereby represents and warrants to the Fund as follows:

1.             Incorporation and Organization.  The Administrator is duly organized and is in good standing under the laws of the State of Delaware and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder.

2.             Best Efforts.  The Administrator at all times shall provide its best judgment and effort to the Company in carrying out its obligations hereunder.

B.            REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company, on behalf of each of its Series, hereby represents and warrants to the Administrator as follows:

1.             Incorporation and Organization.  The Company has been duly incorporated under the laws of the State of Maryland and it is authorized to enter into this Agreement and carry out its terms.

2.             Registration.  The Company is registered as an investment company with the SEC under the 1940 Act and shares of the Series are registered or qualified for offer and sale to the public under the Securities Act of 1933 (the “1933 Act”) and all applicable state securities laws.  Such registrations or qualifications will be kept in effect during the term of this Agreement.

IV.           CONTROL BY THE BOARD OF DIRECTORS

Any activities undertaken by the Administrator pursuant to this Agreement on behalf of the Company shall at all times be subject to any directives of the Board.

V.            COMPLIANCE WITH APPLICABLE REQUIREMENTS

In carrying out its obligations under this Agreement, the Administrator shall at all times conform to:

A.            all applicable provisions of the 1940 Act;

B.            the provisions of the Company’s Registration Statement;

C.            the provisions of the Company’s Articles of Incorporation;

D.            the provisions of the By-Laws of the Company; and

E.             any other applicable provisions of state or federal law.

VI.           DELEGATION OF RESPONSIBILITIES

All services to be provided by the Administrator under this Agreement may be furnished by any directors, officers or employees of the Administrator or the Administrator may retain the services of any other entity to provide certain administrative duties under the Administrator’s supervision.

VII.         COMPENSATION

For the services to be rendered, the facilities furnished and the expenses assumed by the Administrator, the Company, on behalf of each of its Series, shall pay to the Administrator an annual fee, payable monthly, at the following rates, based upon the average daily net assets of each of its Series as shown in the attached Schedule B.

Except as hereinafter set forth, compensation under this Agreement shall be calculated and accrued daily at the rate of 1/365 of the annual administration fee applied to the daily net assets of each Series. If this Agreement becomes effective subsequent to the first day of a month or shall terminate before the last day of a month, compensation for that part of the month this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above.

VIII.        NON-EXCLUSIVITY

The services of the Administrator to the Company are not to be deemed to be exclusive, and the Administrator shall be free to render administrative or other services to others (including other investment companies) and to engage in other activities, so long as its services under this Agreement are not impaired thereby.  It is understood and agreed that officers and directors of the Administrator may serve as officers or directors of the Company, and that officers or directors of the Company may serve as officers or directors of the Administrator to the extent permitted by law; and that the officers and directors of the Administrator are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors or trustees of any other firm or trust, including other investment companies.

IX.           TERM

This Agreement shall become effective with respect to each Initial Series on the date of its execution and with respect to each Additional Series, on the later of the date Schedule A is amended to reflect such Additional Series or the date of the commencement of operations of the Additional Series.  Unless terminated as provided herein, following the expiration of its initial term with respect to a Series, this Agreement shall continue from year to year thereafter with respect to that Series so long as such continuance is specifically approved at least annually by the vote of a majority of the Board of Directors of the Company, including a majority of the Board of Directors of the Company who are not parties to this Agreement or “interested persons” (as such term is defined in the 1940 Act) of the Company or the Administrator.

X.            RENEWAL

Following the expiration of its initial term with respect to a Series, this Agreement shall continue in full force and effect for periods of one year thereafter, provided that such continuance is specifically approved at least annually by the Company’s directors who are not parties to this Agreement or “interested persons” as defined in the 1940 Act (“disinterested directors”), or by the vote of the holders of a “majority” as so defined in Section 2(a)(42) of the 1940 Act (“majority”) of the outstanding voting securities of the Series and by a majority of the disinterested directors.

XI.           TERMINATION

Notwithstanding the foregoing, this Agreement may be terminated with respect to a Series at any time, without the payment of any penalty, by vote of the Company’s directors or by vote of a majority of the Series’ outstanding voting securities, as defined in Section 2(a)(42) of the 1940 Act, or by the Administrator, on sixty (60) days’ written notice to the other party.  Any termination of this Agreement with respect to a Series will not require the approval of any other Series, or the approval of a majority of the outstanding voting securities of the Company unless such approval is required by applicable law.

XII.         AMENDMENTS

This Agreement may not be amended or modified in any manner except by a written agreement executed by both parties.  This Agreement shall extend to and shall be binding upon the parties thereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Administrator without the written consent of the Company.

XIII.        LIABILITY OF ADMINISTRATOR AND INDEMNIFICATION

A.            LIABILITY

The Administrator shall be liable to the Company and shall indemnify the Company for any losses incurred by the Company, whether in the purchase, holding or sale of any security or otherwise, to the extent that such losses resulted from an act or omission on the part of the Administrator or its officers, directors or employees, that is found to involve willful misfeasance, bad faith or negligence, or reckless disregard by the Administrator of its duties under this Agreement, in connection with the services rendered by the Administrator hereunder.

B.            INDEMNIFICATION

In the absence of willful misfeasance, bad faith, negligence or reckless disregard of obligations or duties hereunder on the part of the Administrator or any officer, director or employee of the Administrator, to the extent permitted by applicable law, the Company hereby agrees to indemnify and hold the Administrator harmless from and against all claims, actions, suits and proceedings at law or in equity, whether brought or asserted by a private party or a governmental agency, instrumentality or entity of any kind, relating to the sale, purchase, pledge of, advertisement of, or solicitation of sales or purchases, of any security by or on behalf of the Series, or issued by the Series, in alleged violation of applicable federal, state or foreign laws, rules or regulations.

XIV.        MATERIALS FOR DISTRIBUTION TO SHAREHOLDERS

During the term of this Agreement, the Company shall furnish to the Administrator at its principal office copies of all prospectuses, proxy statements, reports to shareholders, sales literature and other material referring to the Administrator that were prepared for distribution to shareholders of the Company and to participants in employee benefit plans owning interests in the Series (prior to the public distribution of such materials).  The Company shall not use any such materials that refer to the Administrator if the Administrator reasonably objects in writing within five business days (or such other time as the parties may agree) after receipt thereof, unless prior to such use the material is modified in a manner that is satisfactory to the Administrator.  Subsequent to the termination of this Agreement, the Company will continue to furnish to the Administrator copies of such materials.  The Company shall also furnish or otherwise make available to the Administrator other information relating to the business affairs of the Company as the Administrator reasonably requests from time to time.

XV.         NOTICES

Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to the other party at such address as such other party may designate for the receipt of such notice.  Until further notice to the other party, it is agreed that the address of the Administrator and the Company is 7337 E. Doubletree Ranch Road, Scottsdale, Arizona.

XVI.        QUESTIONS OF INTERPRETATION

This Agreement shall be governed by the laws of the State of Delaware.  Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or, in the absence of any controlling decision of any such court, by rules, releases or orders of the SEC issued pursuant to said Act.  In addition, where the effect of a requirement of the 1940 Act reflected in the provisions of this Agreement is revised by rule, release or order of the SEC, such provisions shall be deemed to incorporate the effect of such rule, release or order.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers as of the date first written above.

ING FUNDS SERVICES, LLC		ING PARTNERS, INC. on
behalf of each of its series as listed on the attached Schedule A

By:	/s/ Todd Modic	By:	/s/ Kimberly A. Anderson
	Todd Modic		Kimberly A. Anderson
	Senior Vice President		Senior Vice President

SCHEDULE A

SERIES OF

ING PARTNERS, INC.

ING American Century Large Company Value Portfolio
ING American Century Small-Mid Cap Value Portfolio
ING Baron Small Cap Growth Portfolio
ING Davis New York Venture Portfolio
ING Fidelity® VIP Contrafund® Portfolio
ING Fidelity® VIP Equity-Income Portfolio
ING Fidelity® VIP Growth Portfolio
ING Fidelity® VIP Mid Cap Portfolio
ING Index Solution 2015 Portfolio
ING Index Solution 2025 Portfolio
ING Index Solution 2035 Portfolio
ING Index Solution 2045 Portfolio
ING Index Solution Income Portfolio
ING JPMorgan Mid Cap Value Portfolio
ING Legg Mason Partners Aggressive Growth Portfolio
ING Oppenheimer Global Portfolio
ING Oppenheimer Strategic Income Portfolio
ING PIMCO Total Return Portfolio
ING Solution 2015 Portfolio
ING Solution 2025 Portfolio
ING Solution 2035 Portfolio
ING Solution 2045 Portfolio
ING Solution Growth and Income Portfolio
ING Solution Growth Portfolio
ING Solution Income Portfolio
ING T. Rowe Price Diversified Mid Cap Growth Portfolio
ING T. Rowe Price Growth Equity Portfolio
ING Thornburg Value Portfolio
ING UBS U.S. Large Cap Equity Portfolio
ING Van Kampen Comstock Portfolio
ING Van Kampen Equity and Income Portfolio

SCHEDULE B

ADMINISTRATIVE SERVICES FEES

SERIES

FEES

ING American Century Large Company Value Portfolio	0.20%

ING American Century Small-Mid Cap Value Portfolio	0.25%

ING Baron Small Cap Growth Portfolio	0.23%

ING Davis New York Venture Portfolio	0.10%

ING Fidelity® VIP Contrafund® Portfolio	0.05% while Series invested in Master 0.15% for Stand-alone Series

ING Fidelity® VIP Equity-Income Portfolio	0.05% while Series invested in Master 0.15% for Stand-alone Series

ING Fidelity® VIP Growth Portfolio	0.05% while Series invested in Master 0.15% for Stand-alone Series

ING Fidelity® VIP Mid Cap Portfolio	0.05% while Series invested in Master 0.17% for Stand-alone Series

ING Index Solution 2015 Portfolio	0.02%

ING Index Solution 2025 Portfolio	0.02%

ING Index Solution 2035 Portfolio	0.02%

ING Index Solution 2045 Portfolio	0.02%

ING Index Solution Income Portfolio	0.02%

ING JPMorgan Mid Cap Value Portfolio	0.25%

ING Legg Mason Partners Aggressive Growth Portfolio	0.13%

ING Oppenheimer Global Portfolio	0.06%

ING Oppenheimer Strategic Income Portfolio	0.04%

SERIES

FEES

ING PIMCO Total Return Portfolio	0.25% on first $250 million 0.10% on next $100 million 0.05% on next $100 million 0.03% thereafter

ING Solution 2015 Portfolio	0.02%

ING Solution 2025 Portfolio	0.02%

ING Solution 2035 Portfolio	0.02%

ING Solution 2045 Portfolio	0.02%

ING Solution Growth and Income Portfolio	0.02%

ING Solution Growth Portfolio	0.02%

ING Solution Income Portfolio	0.02%

ING T. Rowe Price Diversified Mid Cap Growth Portfolio	0.02%

ING T. Rowe Price Growth Equity Portfolio	0.15%

ING Thornburg Value Portfolio	0.25%

ING UBS U.S. Large Cap Equity Portfolio	0.15%

ING Van Kampen Comstock Portfolio	0.25% on first $1.1 billion 0.20% thereafter

ING Van Kampen Equity and Income Portfolio	0.02%